Exhibit 4.3
DESCRIPTION OF the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934
Our common stock, par value $0.001 per share, is registered under Section 12 of the Securities Exchange Act of 1934, as amended, and listed on the Nasdaq Global Select Market under the symbol “LPSN”.

The following is a description of our capital stock and the material provisions of our amended and restated certificate of incorporation, as amended, amended and restated bylaws, our certificate of designations of Series A Junior Participating Preferred Stock and our tax benefits preservation plan. The following is only a summary and is qualified by applicable law and by the provisions of our amended and restated certificate of incorporation, as amended, our amended and restated bylaws, our certificate of designations of Series A Junior Participating Preferred Stock and our tax benefits preservation plan.

GENERAL

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

COMMON STOCK

Voting Rights. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Dividend Rights. Holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by our board of directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock.

Right to Receive Liquidation Distributions. Upon our liquidation, dissolution or winding up, our common stockholders are entitled to receive ratably our net assets available, if any, after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Assessability. The outstanding shares of our common stock are fully paid and nonassessable.

Other Rights. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

PREFERRED STOCK

There are no shares of preferred stock outstanding. Our board of directors is authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designation of series. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock. Such issuance could also have the effect of delaying, deferring or preventing a change in control of our company.

LIMITATIONS ON LIABILITY

Our amended and restated certificate of incorporation, as amended, limits or eliminates the liability of our directors to us or our stockholders for monetary damage to the fullest extent permitted by the Delaware General Corporation Law. As permitted by the Delaware General Corporation Law, our amended and restated certificate of incorporation, as amended, provides that our directors shall not be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

•for any breach of such person’s duty of loyalty to us or our stockholders;
•for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;
•for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Section 174 of the Delaware General Corporation Law; and
•for any transaction resulting in receipt by such person of an improper personal benefit.

Our amended and restated certificate of incorporation, as amended, also contains provisions indemnifying our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We currently have directors’ and officers’ liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

We have also entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our amended and restated certificate of incorporation, as amended. We believe that these agreements are necessary to attract and retain qualified directors and executive officers.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to some exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or
•on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of a least 66.67% of the outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Except as otherwise specified in Section 203 of the Delaware General Corporation Law, an interested stockholder is defined to include (x) any person that owns (or, within the prior three years, did own) 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (y) the affiliates and associates of any such person. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

In addition, various provisions of our amended and restated certificate of incorporation, as amended, and our amended and restated bylaws, which provisions are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Staggered Board. Our amended and restated certificate of incorporation, as amended, provides for division of our board into three classes, with each class as nearly equal in number as possible. Each class must serve a three-year term. The terms of each class are staggered so that each term ends in a different year in the three-year period.

Board of Director Vacancies. Our amended and restated certificate of incorporation, as amended, authorizes our board of directors to fill vacant directorships or increase the size of the board of directors. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created by this removal with its own nominees.

Stockholder Action; Special Meeting of Stockholders. Our amended and restated certificate of incorporation, as amended, provides that stockholders may not take action by written consent, but only at duly called annual or special meetings of stockholders. Our amended and restated bylaws further provide that special meetings of our stockholders may be called only by the chairman of the board of directors, our president or at the request of two-thirds of the board of directors.

Advance Notice Requirements for Stockholder Proposals and Directors’ Nominations. Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide us timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices, not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting provided with respect to the previous year’s annual meeting of stockholders; provided, however, that if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar days earlier than or 70 calendar days after this anniversary, notice by the stockholder, to be timely, must be so received not more than 120 days prior to the annual meeting of stockholders nor later than the later of:

•90 days prior to the annual meeting of stockholders; and
•the close of business on the 10th day following the date on which notice of the date of the meeting is made public.

Our amended and restated bylaws also specify certain requirements as to the form and content of a stockholders’ notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized But Unissued Shares. The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to various limitations imposed by the Nasdaq Global Select Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy context, tender offer, merger or otherwise.

Our amended and restated certificate of incorporation, as amended, requires the affirmative vote of not less than 66.67% of the outstanding shares of our capital stock entitled to vote generally in the election of directors (considered for this purpose as a single class) cast at a meeting of our stockholders called for that purpose, to repeal, alter, amend or rescind the provisions in our amended and restated certificate of incorporation, as amended, relating to:

•directors;
•stockholder meetings;
•limitations on director liability;
•indemnification;
•amendment of our bylaws; or
•business combinations.

Our amended and restated certificate of incorporation, as amended, requires the affirmative vote as specified in the Delaware General Corporation Law to amend any other provision of our amended and restated certificate of incorporation, as amended.

To repeal, alter, amend or rescind our amended and restated certificate of incorporation, as amended, and our amended and restated bylaws require the affirmative vote of not less than 66.67% of the outstanding shares of our capital stock entitled to vote generally in the election of directors (considered for this purpose as a single class) cast at a meeting of our stockholders called for that purpose, or the affirmative vote of at least 66.67% of our board of directors. This provision may have the effect of making it difficult for a third party to acquire us.

TAX BENEFITS PRESERVATION PLAN

On January 22, 2024, we entered into a Tax Benefits Preservation Plan (the “Tax Benefits Preservation Plan”) with Equiniti Trust Company, LLC (“Equiniti”), in its capacity as Rights Agent, and our board of directors authorized a dividend of one right (a “Right”) for each outstanding share of our common stock, to be paid to all record holders of our common stock at the close of business on February 1, 2024 (the “Record Date”). Equiniti also serves as the transfer agent and registrar for our common stock. The following is a summary description of the material terms and conditions of the Rights and the Tax Benefits Preservation Plan. This summary is intended to provide a general description only, does not purport to be complete, and is qualified in its entirety by reference to the complete text of the Tax Benefits Preservation Plan, a copy of which was filed as Exhibit 4.1 to our Current Report on Form 8-K filed on January 22, 2024, and the complete text of Amendment No. 1 thereto, a copy of which was filed as Exhibit 4.1 to our Current Report on Form 8-K filed on February 16, 2024. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Tax Benefits Preservation Plan as so amended.

The Tax Benefits Preservation Plan aims to preserve our net operating loss carryforward assets (“NOLs”) by creating a disincentive for any Person to accumulate a Percentage Stock Ownership of 4.9% or more of the outstanding Company Securities, or further accumulate Company Securities if the Person’s Percentage Stock Ownership already exceeds 4.9%, in each case without the approval of our board of directors. As described below under “Certain Exceptions and Exemptions,” if a stockholder’s Percentage Stock Ownership is 4.9% or more prior to our first public announcement of the Tax Benefits Preservation Plan, then that stockholder will not be considered an “Acquiring Person” (as defined below), unless and until such Person increases its Percentage Stock Ownership after the date hereof (except to the extent another exception to such subsequent increase applies under the Tax Benefits Preservation Plan).

Rights; Distribution Date; Exercise Period. The Rights are not exercisable until a Distribution Date (as described below) occurs. Prior to a Distribution Date, (i) the Rights are evidenced solely by notations in the book entry accounts for the shares of our common stock and are transferable only in connection with a transfer of the underlying shares of our common stock, (ii) in connection with the issuance of any shares of our common stock after the Record Date and prior to the earlier of the Distribution Date and the Expiration Date, one Right is issued for each share of our common stock issued, subject to adjustment pursuant to the Tax Benefits Preservation Plan, (iii) each share of our common stock issued after the Record Date contains a notation in the respective book entry accounts for such shares of our common stock referencing the Rights associated with such shares and incorporating the Tax Benefits Preservation Plan by reference and (iv) any transfer of the underlying shares of our common stock also constitutes the transfer of the Rights associated with such shares of our common stock. Until a Right is exercised, the holder thereof, in its capacity as such, will have no rights as a LivePerson stockholder, including, without limitation, the right to vote or to receive dividends in respect of Rights.

Following the occurrence of a Distribution Date, each Right initially will entitle the registered holder thereof to purchase from us a unit consisting of one one-thousandth of a share (a “Unit”) of Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), at a purchase price of $18 per Unit, subject to adjustment as described below (the “Purchase Price”), except that, after a Flip-In Event or a Flip-Over Event, each as defined below, the Rights become exercisable for our common stock or common stock of the surviving or acquiring entity, as described below.

Subject to certain exceptions specified in the Tax Benefits Preservation Plan, unless the Rights have been redeemed by our board of directors, as described below, the Rights will separate from the our common stock and become exercisable and separately transferable at the close of business on the date (the “Distribution Date”) that is the tenth (10th) Business Day after the earlier of (i) the date on which on which a press release is issued or other public announcement is made indicating that a Person has become an Acquiring Person, or otherwise disclosing the existence of an Acquiring Person (the “Stock Acquisition Date”) and (ii) the date on which a tender offer or exchange offer is commenced that, upon consummation, would result in a Person becoming an Acquiring Person (or, in each case, such other date as determined by our board of directors, in its sole discretion).

Flip-in Trigger. In the event that any Person becomes an Acquiring Person (a “Flip-In Event”), unless such event is a “Flip-Over Event” (as described below), if we have not redeemed the Rights on or prior to the tenth (10th) Business Day following the Stock Acquisition Date, then each holder of Rights (other than the Acquiring Person and its affiliates and associates and certain transferees thereof) will, upon exercise of such Rights and payment of the then-current Purchase Price, be entitled to purchase shares of our common stock having a then-current market value equal to two times the Purchase Price. All Rights that are Beneficially Owned by the Acquiring Person (and its affiliates and associates and certain transferees thereof) become null and void on the Distribution Date and may not be exercised.

Flip-over Trigger. In the event that, at any time following the Stock Acquisition Date, (i) we merge or consolidates with another entity and we are not the survivor, or our common stock is converted into or exchanged for other securities, cash or other property, or (ii) fifty percent (50%) or more of our assets, cash flow or earning power is sold or otherwise disposed of, each holder of Rights (other than the Acquiring Person (and its affiliates and associates and certain transferees thereof)) shall thereafter have the right to receive, upon exercise of such Rights and payment of the then-current Purchase Price, shares of common stock of the surviving or acquiring entity having a then-current market value equal to two times the then-current Purchase Price (each of the foregoing clauses (i) and (ii) above, a “Flip-Over Event”).

Exchange Feature. At any time after the Distribution Date, and prior to such time as the Acquiring Person’s Percentage Stock Ownership is fifty percent (50%) or more, our board of directors may, at its option, and in its sole discretion, exchange all or any portion of the outstanding and exercisable Rights (other than Rights owned by the Acquiring Person (and its affiliates and associates and certain transferees thereof), which shall have become null and void), for shares of our common stock at an exchange ratio of one (1) share of our common stock for each Right (which ratio is subject to adjustment to reflect stock splits, stock dividends and similar transactions).

Certain Exceptions and Exemptions. An “Acquiring Person” is any Person, together with all Affiliates and Associates of such Person, whose collective Percentage Stock Ownership is 4.9% or more subject to several exceptions described more fully in the Tax Benefits Preservation Plan, including for (i) us or any of our subsidiaries; (ii) any employee benefit plan of our company or any of our subsidiaries, or any entity or trustee holding our common stock pursuant to the terms of, or for purposes of funding, any such plan; (iii) any Person, together with all of its affiliates and associates, whose collective Percentage Stock Ownership becomes 4.9% or more as a result of a reduction in the number of Company Securities outstanding due to any acquisition of Company Securities by any Exempt Person or a stock dividend, stock split, reverse stock split or similar transaction, unless and until such Person subsequently increases its Percentage Stock Ownership; (iv) any Person, together with all of its affiliates and associates, whose Percentage Stock Ownership is 4.9% or more as of the time of the our first public announcement of the adoption of the Tax Benefits Preservation Plan, unless and until such Person subsequently increases its Percentage Stock Ownership without our prior written consent (upon approval by our board of directors, in its sole discretion) or decreases its Percentage Stock Ownership below 4.9%; (v) any Person, together with all of its affiliates and associates, whose Percentage Stock Ownership became 4.9% or more inadvertently, if such Person, within ten (10) Business Days of being requested by us to do so, certifies to us that it became an Acquiring Person inadvertently and who, together with all of its affiliates and associates, thereafter disposes of a number of Company Securities so that it ceases to be an Acquiring Person; (vi) any Person who would become an Acquiring Person solely as a result of (a) unilateral grants or issuances of Company Securities by us (including restricted stock), (b) pre-arranged purchases by our directors, officers or employees or those of our subsidiaries pursuant to an employee stock purchase plan sponsored by us or (c) exercises of outstanding options, warrants, rights or similar interests granted by us to our current or former directors, officers or employees or those of our subsidiaries; and (vii) any Person who our board of directors has affirmatively determined, in its sole discretion, shall not be deemed an Acquiring Person, for so long as such Person complies with any limitations or conditions imposed by our board of directors.

Redemption of Rights. Our board of directors may, at its option and in its sole discretion, at any time prior to the close of business on the earlier of (i) the tenth (10th) Business Day following the Stock Acquisition Date and (ii) the Final Expiration Date, redeem all of the Rights in whole, but not in part, at a price of $0.001 per Right, subject to adjustment as described above with respect to the Purchase Price (the “Redemption Price”). We may, at our option, pay such Redemption Price in cash, our common stock or other consideration deemed appropriate by our board of directors. The redemption of the Rights may be made effective at such time, on such basis, and with such conditions as our board of directors may establish, in its sole discretion.

Expiration of Rights. The Rights will expire upon the earliest to occur of: (i) the close of business on January 21, 2027 (the “Final Expiration Date”), (ii) the close of business on January 21, 2025, if approval of the Tax Benefits Preservation Plan by our stockholders has not been received on or prior to such date, (iii) the time at which the Rights are redeemed or exchanged as provided in the Tax Benefits Preservation Plan, (iv) the close of business on the date set by our board of directors following a determination by our board of directors that the Tax Benefits Preservation Plan is no longer necessary or desirable for the preservation of Tax Benefits and (v) the close of business on the first day of a taxable year of our company to which our board of directors determines that no Tax Benefits may be carried forward.